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                                                                       Exhibit 1

             PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.
                       C/O PARDUS CAPITAL MANAGEMENT L.P.
                     1001 AVENUE OF THE AMERICAS, SUITE 1100
                               NEW YORK, NY 10018

                                                                January 17, 2006

                  ISS RECOMMENDS PARDUS SLATE AND SAYS BALLY'S
                        "DISPLAYED QUESTIONABLE JUDGMENT"

Dear Fellow Bally Stockholder:

         We are pleased to report that Institutional Shareholder Services, Inc. ("ISS") -- which Bally Total Fitness Holding Corporation ("Bally" or the "Company") itself describes as "the world's leading provider of voting and corporate governance services" -- has recommended that you vote in favor of Pardus' slate of nominees for the board. As important as the recommendation itself are the reasons given by ISS. Echoing what Pardus has been saying since we began soliciting proxies, ISS issued a stinging indictment of management and the board, citing Bally's serious financial and accounting problems, and its "questionable judgment regarding [the Company's] ongoing operations."

         For its part, Bally seeks your vote with perhaps its most brazen argument yet. Despite all the shortcomings of management and the current board, they argue that they deserve your vote because they tried to settle with us and announced a program of limited reforms responding to some of Pardus' requests. But if Bally truly wanted to settle and implement our reform program, why did management and the board decide to file frivolous litigation against Pardus and Mr. Kornstein? If they really want good governance, why did it take a proxy contest for them to make their first proposal? John Rogers, Bally's newly-appointed Lead Director, has been on the board since April 2003 -- why did it take him over two and a half years to get religion? And why are they still leaving important loopholes open, as described in our January 12, 2006 letter to you?

         As ISS said, the Company's proposals "have been made at the '11th hour' and in the face of a hostile proxy fight. Ultimately, it is important to interpret the motivations and impetus that led the board to announce these changes, and not simply focus on the merits of the changes themselves." If all of us don't support change, reform at Bally will be dead the day after the meeting.

ISS'S CRITICISMS OF MANAGEMENT AND THE BOARD

         ISS did not simply decide that our slate is superior to Bally's. It analyzed Bally's recent history and concluded -- as we at Pardus have -- that management and the board have repeatedly failed to perform. Among the failures noted by ISS:

         o The Company missed three extended deadlines for filing its financial statements in 2004 and 2005 -- requiring it to pay substantial fees and equity to lenders.



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                                                                               2

Most of current management and the present board -- including the new Lead Director -- were in place during this time.

         o The Company has "focused on" provisions of the Rights Plan that purport to prevent owners of more than 15% of Bally's stock from "acting in concert to run a proxy contest." ISS said -- as we have been saying for weeks:
"It is extremely rare for a company to utilize a poison pill in this fashion and this seems to be a potentially extreme application of the poison pill as it could function to frustrate rather than protect shareholders. We do not believe that management should restrict shareholders' ability to speak together and coordinate their presentation of ideas and concerns to management." Contrary to Bally's self-serving rhetoric, management and the board are using the pill in this "extreme" fashion to entrench themselves, not protect you.

         o ISS is concerned that the Company's most recent lawsuit is an "attempt to frustrate shareholders' ability to present concerns to management." If management and the board really believe they have performed well -- and we doubt they have any such belief -- why do they need to try to stifle dissent?

         o Right after the December 1, 2005 earnings call -- during which Mr. Toback emphasized management's ownership of a substantial stake in the Company -- he and others in management made substantial stock sales. We regard that as a grave breach of management's duties to the Company and to all stockholders and believe those sales should be investigated by independent directors.

         o Despite, to quote ISS, "the missed filing deadlines and questionable operating decisions, the board continued to award restricted stock and options to the senior management team," and "Mr. Toback received a bonus of $400,000 in 2004, despite the determination of the compensation committee that the Company's performance goals for 2004 were not met."

         Against this background, ISS recommended that stockholders support Pardus' board slate. ISS parted company with us, however, in deciding to recommend approval of the stock plan. Where the stock plan is concerned, ISS's analysis is too narrow. ISS evaluates equity-based compensation in public companies primarily by evaluating the economic cost of the program to the Company. That method, however, does not consider the unique circumstances in Bally's case that make approval of the stock plan completely inappropriate here.

         First, given management's substandard performance, the generous compensation (including stock) they have already received, and the fact that they dumped stock just last month to the great injury of the Company, Bally management is not entitled to anything more. The last thing management deserves is a new reward.

         Second, as explained in our January 12 letter, the stock plan, even as belatedly amended by Bally, creates serious conflicts between management and stockholders, and, if the Company is sold, would allow senior management to shift millions in sale proceeds from stockholders to themselves. The "amended" plan would allow senior management


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                                                                               3

to get a new round of stock options the moment the sale process is "concluded." Moreover, as ISS commented, the proposed plan has a number of fundamental flaws -- vesting provisions are at the discretion of administrators, performance goals or hurdles were not established and there was no disclosure of executive stock ownership or executive holding period guidelines.

         While we are prepared to support a properly structured plan -- one that rewards real achievement and does not create conflicts or unfairness in the sale process -- the current plan should be rejected.

AS USUAL, MANAGEMENT AND THE BOARD REFUSE TO LISTEN

         On Saturday, January 14, 2006, Bally issued a release commenting on the ISS recommendation. But, true to form, the Company failed to respond to ISS's criticisms of management and the board. In fact, in a stunning display of arrogance, the release fails even to mention any of these criticisms. Management and the board should have taken responsibility for their many failures, or, at the least, tried to explain themselves. Instead, they acted as if those failures never happened. You can't learn from criticism if you refuse even to acknowledge it.

         John Rogers, the new Lead Director, went so far as to use the opportunity to praise the management team, including Mr. Toback, the recent seller of so many Bally shares. Mr. Rogers is quoted as saying that the "Board remains confident that Bally's turnaround is working and that the current management team led by Paul Toback is responsible for returning the Company to profitability and setting it on the right path." The board -- and particularly its Lead Director -- is supposed to hold management accountable, not be its apologist.

         This release -- along with Bally's history of baseless lawsuits and threats to trigger the Rights Plan -- show that this board is not yet willing or able to act in the benefit of the stockholders who own the Company. Do not be fooled by Bally's "spin." Comparing the full ISS report to Bally's artfully crafted press release plainly demonstrates that this management and board are out of touch with stockholders or, worse, unwilling to be candid with you. Voting your shares for Pardus will demonstrate that stockholders will no longer tolerate this management's many mistakes and will enable reform for the benefit of all stockholders.

         If this board will not hold management accountable, then we, as stockholders, must do so. Pardus will defend itself against frivolous litigation and threats to trigger the poison pill and will hold those who directed and approved the Company's strategy fully accountable for injuries to us and other stockholders.

WE URGE YOU TO VOTE FOR SHAREHOLDER DEMOCRACY AND REFORM

         ISS concluded that "there is a clear argument for fresh views and ideas on the Bally board." In view of this company's history, that is a huge understatement. Contrary to what the Company appears to believe, criticizing the failures of management and the board and demanding a fair sale process is not "destabilizing" activity -- it is shareholder


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democracy. If you have not already returned one of our proxies, we urge you to do so, to begin the process of reform at Bally in the interests of all stockholders.

         Vote FOR the Pardus nominees and in accordance with our recommendation on the other proposals to be voted on at the upcoming annual meeting by signing, dating and returning the enclosed GREEN proxy card.

         Do not sign the white proxy card from Bally or the gold proxy card from Liberation Investments. If you have already done so you may revoke your proxy by delivering a later-dated GREEN proxy card in the enclosed postage-prepaid envelope.

         If you have any questions about voting, or for more information, please call our proxy solicitors, D.F. King & Co., Inc., toll-free at 888-644-6071.

                                     Very truly yours,

                                     PARDUS EUROPEAN SPECIAL
                                     OPPORTUNITIES MASTER FUND L.P.

                                     By: Pardus Capital Management L.P., its
                                         investment manager

                                     By: Pardus Capital Management LLC, its
                                         general partner


                                     By:
                                        ----------------------------------------
                                        Name:  Karim Samii
                                        Title: Sole Member



                                    IMPORTANT

On December 27, 2005, Pardus European Special Opportunities Master Fund L.P., Pardus Capital Management L.P., Pardus Capital Management LLC, Karim Samii, Joseph R. Thornton, Charles J. Burdick, Barry R. Elson and Don R. Kornstein filed a definitive proxy statement with the SEC to solicit proxies in connection with the 2005 annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held on January 26, 2006. Company stockholders are encouraged to read the definitive proxy statement and other proxy materials relating to the 2005 annual meeting because they contain important information, including a description of who may be deemed to be "participants" in the solicitation of proxies and the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation. Such proxy materials are available at no charge on the SEC's website at http//www.sec.gov. In addition, stockholders may also obtain a free copy of the definitive proxy statement and other proxy materials by contacting D.F. King & Co., Inc. at 888-644-6071 (toll-free) or 212-269-5550 (collect).



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                                                                GREEN PROXY CARD


                     BALLY TOTAL FITNESS HOLDING CORPORATION
                       2005 ANNUAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
             PARDUS EUROPEAN SPECIAL OPPORTUNITIES MASTER FUND L.P.,
         PARDUS CAPITAL MANAGEMENT L.P., PARDUS CAPITAL MANAGEMENT LLC,
              KARIM SAMII, JOSEPH R. THORNTON, CHARLES J. BURDICK,
                      BARRY R. ELSON AND DON R. KORNSTEIN


The undersigned appoints and constitutes Karim Samii and Joseph R. Thornton, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), to be held at 8:30 a.m. (local time) on January 26, 2006 at the Renaissance Chicago O'Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, and at any adjournment, postponement or any special meeting that may be called in lieu thereof (the "2005 Annual Meeting"), hereby revoking any proxies previously given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED (A) "FOR" THE ELECTION OF CHARLES J. BURDICK, BARRY R. ELSON AND DON R. KORNSTEIN TO CLASS III OF THE COMPANY'S BOARD OF DIRECTORS, (B) "FOR" THE APPROVAL AND ADOPTION OF THE BY-LAW RESOLUTION TO REPEAL EACH PROVISION OR AMENDMENT OF THE BY-LAWS OF THE COMPANY, IF ANY, ADOPTED BY THE BOARD OF DIRECTORS WITHOUT THE APPROVAL OF THE COMPANY'S STOCKHOLDERS SUBSEQUENT TO MAY 25, 2005 (PURPORTEDLY THE LAST DATE OF REPORTED CHANGES) AND PRIOR TO THE APPROVAL AND ADOPTION OF SUCH RESOLUTION AT THE 2005 ANNUAL MEETING, (C) "AGAINST" THE ADOPTION OF THE 2006 OMNIBUS EQUITY COMPENSATION PLAN, (D) "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005, AND (E) "FOR" GRANTING TO THE PROXY HOLDERS DISCRETION ON THE LIBERATION PROPOSALS, IF PROPERLY BROUGHT BEFORE THE 2005 ANNUAL MEETING, AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                (Continued and to be signed on the reverse side)



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Pardus European Special Opportunities Master Fund, L.P. and certain of its affiliates and associates recommends a vote "FOR" the election of all of the nominees listed in Proposal 1 below, "FOR" Proposal 2 below, "AGAINST" Proposal 3 below, "FOR" Proposal 4 below, and "FOR" granting the proxy holders discretion on the Liberation Proposals, if properly brought before the 2005 Annual Meeting, and on all other matters as may properly come before the meeting. (Please mark each matter with an "X" in the appropriate box.)

Pardus European Special Opportunities Master Fund, L.P. (the "Fund") and certain of its affiliates and associates recommends a vote "FOR ALL" with respect to the election of all of the nominees listed in Proposal 1 below.

1.       Election of Directors:

         Nominees:  Charles J. Burdick, Barry R. Elson and Don R. Kornstein

         [ ]   FOR ALL

         [ ]   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

         [ ]   FOR ALL EXCEPT NOMINEE WRITTEN BELOW

                           INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "FOR ALL EXCEPT" box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s).

               --------------------------------------------------

The Fund recommends a vote "FOR" Proposal 2 below.

2. Proposal to repeal provisions in the Company's By-laws that were adopted after May 25, 2005 (purportedly the last date of reported changes) and prior to the approval and adoption of this Proposal 2 at the 2005 Annual Meeting of stockholders:

                 FOR [ ]       AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "AGAINST" Proposal 3 below.

3.       Approval of the 2006 Omnibus Equity Compensation Plan

                 FOR [ ]       AGAINST [ ]     ABSTAIN [ ]

The Fund recommends a vote "FOR" Proposal 4 below.

4. Ratification of the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005

                 FOR [ ]       AGAINST [ ]     ABSTAIN [ ]



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The Fund recommends a vote "FOR" Proposal 5 below.

5. In their discretion on all other matters as may properly come before the annual meeting, including any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.

                 FOR [ ]       AGAINST [ ]     ABSTAIN [ ]


Please be sure to sign and date this Proxy

                                       DATED:
                                             -----------------------------------


--------------------------------
(Signature)

--------------------------------
(Signature, if held jointly)

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(Title)

Please sign exactly as name appears on this Proxy. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing.

IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY!